SPONSORED COLLABORATIVE RESEARCH AGREEMENT

This agreement ("**Agreement**") is effective this twenty-first day of September, 2020 ("**Effective Date**") and is between Duke University, a tax-exempt research and educational institution located in Durham, North Carolina, acting for and on behalf of its School of Medicine ("**Duke**"), and Cellular Biomedicine Group, Inc., a corporation with offices in 209 Perry Parkway, Suite 13, Gaithersburg, MD 20877 ("**Company**"). The parties represented in this Agreement shall be referred to individually as a "**Party**" and collectively as the "**Parties**".

WHEREAS, Duke and Company are willing to enter into a research collaboration to investigate Collection of Non-small Cell Lung Cancer (NSCLC) Tumor Specimens for Pre-clinical Development and Manufacturing of a Clinical Tumor Infiltrating Lymphocyte (TIL) Cell-therapy Product (the "**Research**"),

WHEREAS, the collaborative Research contemplated by this Agreement is of mutual interest and benefit to Duke and Company, and will further the instructional and research objectives of Duke in a manner consistent with its status as a non-profit research and educational institution.

NOW THEREFORE, in consideration of the promises and covenants herein, the Parties hereto agree as follows:

<u>Definitions:</u>
As used in this Agreement, the following terms shall have the following meanings:

Duke Scientist: Jeffrey Clarke, M.D.

Company Scientist:

Duke Original Material: Fully de-identified, frozen NSCLC tumor tissue collected from approximately 22 patients.

Company Original Material: Clinical grade TIL cells generated during performance of the Research.

Progeny: Unmodified descendant from the Original Material, such as virus from virus, cell to cell, or organism from organism.

Unmodified Derivatives: Substances created by the Recipient (defined below) which constitute an important unmodified functional sub-unit or expression product of the other Party's Original Material, including, but not limited to, purified or fractionated sub-sets of such Original Material, proteins expressed by DNA or RNA isolated from such Original Material, or monoclonal antibodies secreted by such Original Material.

Material: Duke Original Material or Company Original Material, as applicable, plus their respective Progeny and Unmodified Derivatives.

Modifications: Substances created by the Recipient that contain or incorporate any form of the Provider's Material.

Commercial Purpose: means i) the sale, offer for sale, lease, or license of the Material or

Modifications, or ii) the use of the Material or Modifications to perform contract research, to screen libraries, to produce or manufacture products for general sale, or to conduct research activities that result in any sale, offer for sale, lease, or license of the Material or Modifications.

Confidential Information: All confidential or proprietary information disclosed by a Party (the "**Disclosing Party**") to the other Party (the "**Receiving Party**") that the Disclosing Party either marks as confidential or indicates at the time of disclosure as being confidential.

Terms and Conditions of this Agreement:

1. Duke and Company agree to perform the Research as follows:

   (a) The collaborative Research to be performed under this Agreement is described in Exhibit A, which sets forth the respective responsibilities of the Parties.

   (b) The Research at Duke will be supervised by the Duke Scientist and the Research at Company will be supervised by the Company Scientist. If, for any reason, either Scientist is unable to continue to serve as the principal investigator at their site and a successor acceptable to both Duke or Company is not available, this Agreement will be terminated in accordance with Article 13 below.

   (c) This Agreement will commence on the Effective Date and will terminate upon completion of the Research (the "**Term**"), unless earlier terminated as otherwise provided in this Agreement.

2. In consideration of the performance of the Research, Sponsor shall pay Duke a fixed-price total of $28,747.49. A total of three payments ($9,582.50 each) will be made by Company to Duke. Upon submission of an invoice by Duke, Company will pay the first payment within forty-five (45) days of the Effective Date and the two (2) subsequent payments will be made within forty-five (45) days of the tenth patient sample received by Company and within forty-five (45) days of the last patient sample received by Company. Company shall not be obligated to pay Duke for any costs that exceed the total budget amount without written consent of the Sponsor.

3. Each Party's relationship to the other Party under this Agreement will be that of an independent contractor and not an agent, joint venturer or partner of the other Party.

4. If Confidential Information is provided, the Receiving Party agrees that the Disclosing Party is the sole owner of such Confidential Information and that the Receiving Party will formulate and adopt appropriate safeguards, using the same care and discretion that the Receiving Party uses with similar information that it considers confidential that shall, at a minimum, be reasonable care and discretion, to maintain and protect the confidentiality of the Confidential Information for a period of five (5) years from the Effective Date (the "**Term of Confidentiality**"), and agrees not to disclose it or use it for any purpose not contemplated by this Agreement. The Receiving Party shall not be bound by confidentiality obligations hereunder with respect to the Confidential Information, or any part thereof, that:

   (a) is already known to the Receiving Party at the time of the disclosure;

(b) is or becomes publicly known without the wrongful act or breach of this Agreement by the Receiving Party;
(c) is legally received by the Receiving Party from a third party that is not subject to restrictions on disclosure;
(d) is approved for release by written authorization of the Disclosing Party; or
(e) is subsequently and independently developed by employees of the Receiving Party without use of or reliance upon the Confidential Information.

Nothing herein shall prevent the Receiving Party from disclosing Confidential Information to the extent required pursuant to a judicial or government request, requirement or order. In such instances, the Receiving Party shall take reasonable steps to provide the Disclosing Party sufficient prior written notice in order for the Disclosing Party to contest such request, requirement or order.

5. Transfer of Materials.

(a) To aid the performance of the Research, a Party (acting as the "**Provider**") may provide certain Materials to the other Party (acting as the "**Recipient**"). Materials provided hereunder shall remain the property of the Provider and shall be used by the Recipient solely for the purpose of the Research and for no other purpose. Specifically, the Recipient shall not be entitled to use the Provider's Material or Modifications thereof for Commercial Purposes without the prior written consent of the Provider. The Recipient agrees that it shall gain no rights in or to such Material as a result of this transfer.

(b) The Recipient agrees that the Provider's Materials will be used only at the Recipient's facilities and agrees not to transfer the Material or Modifications to anyone who does not work under the direct supervision of the Recipient Scientist without the prior written consent of Duke. The Recipient represents that Research will not be subject to the terms of any agreement in which a third party, other than the federal government, gains rights to the Provider's Material or Modifications.

(c) The Material is experimental in nature and is likely to have hazardous properties. The Material, Modifications, and Confidential Information will be used by the Recipient in accordance with all applicable state and federal, including NIH, guidelines and regulations and will not be used in or for humans in any way, including for a clinical or therapeutic purpose (e.g., diagnosis, prognosis, and monitoring of a disease state) in conjunction with patient records or treatment.

(d) In the event the Recipient has permission from the Provider to transfer the Provider's Material to a third party, the Institution will not export, re-export, or re-transfer the Material or Modifications thereof to any third party that is i) located in a country the United States has comprehensively-sanctioned (currently Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine [see https://www.treasury.gov/resource-center/sanctions/programs/pages/programs.aspx for further info]) or ii) listed on any US export controls restricted parties list (to include but not limited to the BIS Entity List, AECA Debarred Parties list, and the OFAC List of Specially Designated Nationals and

Blocked Persons [see https://www.export.gov/article?id=Consolidated-Screening-List for further info]).

(e) The Recipient shall not use Material or Modifications thereof in any way that will aid in the design, development, production, stockpiling, or use of chemical or biological weapons nor engage in any other end-use activities prohibited by US Export control laws.

6. Results.

(a) The Parties will confidentially consult with one another at mutually agreed times and intervals regarding the progress of the Research. Each Party will promptly, fully and confidentially inform the other Party of all pertinent data and information developed by a Party during the performance of the Research (the "**Results**").

(b) Duke grants to Company a non-exclusive royalty-free right to use Results developed by Duke ("**Duke Results**") for Company's research, development and regulatory purposes, and pending patent application support. Company's right to include Duke Results in any pending patent applications shall apply to those applications filed before the execution of this Agreement that relate to the use of Company's Material and that are owned by or licensed to Company. Company will first notify Duke before using any Duke Results to support filings of new patent applications or continuing applications. Company grants to Duke a non-exclusive royalty-free right to use Results developed by Company for Duke's own internal teaching, research, educational, preclinical and publication purposes. Each Party has the right to practice their own Results for all purposes.

7. Due to the collaborative nature of the Research, it is contemplated that the first publication of the Results shall be a joint publication, with the standards of authorship being defined by the Recommendations for the Conduct, Reporting, Editing and Publication of Scholarly Work in Medical Journals established by the International Committee of Medical Journal Editors (see www.icmje.org). Notwithstanding the foregoing, in the event that one Party (acting as the "**Publishing Party**") elects to publish their Results and has received Confidential Information from the other Party (acting as the "**Non-Publishing Party**"), such Publishing Party shall provide a copy of the proposed publication to the Non-Publishing Party for review at least thirty (30) days prior to submission. If the Non-Publishing Party determines that the proposed publication contains subject matter requiring patent protection, the Publishing Party shall delay publication or presentation for up to an additional sixty (60) days for the filing of patent applications. Such publication shall contain appropriate acknowledgement of the role and contribution of the Non-Publishing Party in the performance of the Research.

8. Intellectual Property.

(a) Background Intellectual Property. Ownership of inventions, technologies, know-how, works of authorship, processes, algorithms, programs, devices, biologics, compositions, designs, prototypes, databases and models, existing as of the Effective Date or otherwise not arising from the performance of the Research, and all patent rights, copyrights, and other intellectual property rights (including foreign equivalent rights) therein (collectively, "**Background Intellectual Property**"), are not affected by this Agreement, and neither Party

shall have any claims to or rights in any Background Intellectual Property of the other Party.

(b) Any new invention or discovery developed by a Party during the performance of the Research under this Agreement (an "**Invention**") shall be promptly and confidentially disclosed in writing to the other Party. Inventorship of any Invention shall be determined by U.S. patent law, whether patentable or not patentable. Ownership of Inventions shall be determined as follows:

(i) Inventions made solely by inventors who are Company personnel shall be owned by Company ("**Company Inventions**");

(ii) Inventions made solely by inventors who are Duke personnel shall be owned by Duke ("**Duke Inventions**"); and

(iii) Inventions made jointly by inventors who are Company personnel and by inventors who are Duke personnel shall be owned jointly by the Parties ("**Joint Inventions**").

(c) Patent prosecution.

(i) Company will have the first right to pursue and maintain patent protection for any Joint Inventions in the names of both Parties, at Company's expense, and will not voluntarily discontinue the pursuit and maintenance of any United States patent protection for Joint Inventions without first notifying Duke.

(ii) Company will notify Duke if it requests Duke to file for patent protection on any Duke Invention and Duke shall file for such patent protection, at Company's expense.

(iii) If Company's exercises its first right to pursue and maintain patent protection of Joint Inventions or requests that Duke file for patent protection for Duke Inventions, Company shall pay for all costs in connection with the preparation, filing, prosecution, and maintenance of U.S. and foreign application(s) covering such Duke Inventions or Joint Inventions.

(iv) In both cases (c)(i) and (c)(ii), the Parties will cooperate to assure that such application(s) will cover, to the best of each Party's knowledge, all items of commercial interest and importance.

(v) While Duke will be responsible for making decisions regarding scope and content of Duke filed application(s) and prosecution thereof, and Company will be responsible for making decisions regarding scope and content of jointly owned applications, the other Party will be given an opportunity to review and provide input thereto.

(vi) Each Party will inform the other of all developments with respect to such application(s) and will promptly supply to the other copies of all papers received and filed in connection with the prosecution thereof in sufficient time for the other Party to comment thereon.

(d) Option and License.

(i) Duke hereby grants Company an option to negotiate an exclusive, worldwide, royalty bearing license to Duke's rights to any Duke Invention or Joint Invention which option shall extend for six (6) months after Company's receipt of the Invention Disclosure (the "**Option Period**"). If Company notifies Duke in writing of its exercise of the option within the Option Period, then the Parties will have sixty (60) days after such notice to negotiate in good faith a license agreement on commercially reasonable terms (the "**Negotiation Period**").

(ii) If Company i) has agreed, as set forth above, to pay for all costs in connection with the preparation, filing, prosecution, and maintenance of U.S. and foreign application(s) covering Duke Inventions and/or Joint Inventions, or ii) agrees to reimburse Duke for all costs incurred by Duke in connection with the preparation, filing, prosecution, and maintenance of U.S. and foreign application(s) covering Duke Inventions and/or Joint Inventions, then Duke will extend either the Option Period or the Negotiation Period up to an additional ninety (90) days upon request.

(iii) If Company does not exercise the option, or notifies Duke that it will not exercise the option, or if the Parties fail to sign a license agreement within the Negotiation Period, or end negotiations prior to expiration of the Negotiation Period, then Company shall no longer have any claim or interest in Duke's rights in the subject Invention.

(iv) Duke shall reserve the right to use any Invention licensed by Duke to Company for Duke's research, educational, clinical, and publication purposes.

(v) Each Party grants to the other Party a non-exclusive, fully paid-up, royalty-free, worldwide, non-sublicensable license to use Inventions solely developed by the other Party for its own internal noncommercial research, educational, development and publication purposes.

9. THE MATERIAL, CONFIDENTIAL INFORMATION, RESULTS, AND/OR INVENTIONS ARE PROVIDED "AS IS" WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL, CONFIDENTIAL INFORMATION, RESULTS, AND/OR INVENTIONS WILL NOT INFRINGE UPON ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS, OR THAT THE MATERIALS WILL NOT POSE A HEALTH OR SAFETY RISK.

10. Each Party (acting as the "**Indemnifying Party**") agrees to indemnify, hold harmless and defend the other Party (acting as the "**Indemnified Party**"), its directors, trustees, officers, employees, and agents from and against any and all claims, suits, losses, damages, costs, fees, expenses (including attorneys' fees), and other liabilities asserted by third parties, both government and non-government (collectively, "**Claims**"), to the extent resulting from the Indemnifying Party's negligence or willful misconduct in the activities carried out pursuant to this Agreement; provided, however, that the Indemnifying Party shall not be liable to the extent such Claims are the result of the Indemnified Party's negligence, willful misconduct, or breach of this Agreement. Each Party shall maintain in force at its sole cost and expense, with reputable insurance

companies or a program of self-insurance, insurance of a type and in an amount reasonably sufficient to protect against liability hereunder.

11. Neither Party will, without the prior written consent of the other Party: (a) use in advertising, publicity or otherwise, the name of any employee or agent, any trade-name, trademark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof owned by the other Party, or (b) represent, either directly or indirectly, that (i) any product or service of the other Party is a product or service of the representing Party, (ii) any product or service of the representing Party is made in accordance with or utilizes the information or documents of the other Party, or (iii) the other Party is endorsing the representing Party's product or service. Notwithstanding the foregoing, a Party may acknowledge the contributions of the other in academic publications prepared in accordance with Article 6.

12. Any notice or other communication required or permitted under this Agreement will be in writing and will be deemed given as of the date it is: (a) delivered by hand, or (b) mailed, postage prepaid, first class, certified mail, return receipt requested, to the Party at the address listed below or subsequently specified in writing, (c) received by electronic mail notification, so long as receipt of the electronic mail notification is acknowledged by the recipient with a return electronic mail transmission by a person, with email addresses to be used as directed in advance by the Parties, or (d) sent, shipping prepaid, return receipt requested, by national courier service, to the Party at the address listed below or subsequently specified in writing:

As to Duke:	Office of Research Contracts Duke University 2200 West Main St., Suite 900 Durham, N.C. 27705 Attn: Director
As to Company:	Cellular Biomedicine Group Inc. 209 Perry Parkway, Suite 13 Gaithersburg, MD 20877 Attn: Chief Legal Officer

13. Termination.

    (a) This Agreement will terminate upon completion of the Research unless terminated earlier as set forth herein.

    (b) The Parties agree that the provisions of this Agreement are intended to be interpreted and implemented so as to comply with all applicable laws, governmental rules and regulations; however, if it is determined that any provision of this Agreement is not in such compliance, then the Parties agree to modify that provision, or this Agreement so as to be in compliance. If such modification is not possible, or practical, or if the Parties are unable to agree upon the modification to be made, then either Party may immediately terminate this Agreement.

(c) Either Party may terminate this Agreement, without cause, upon sixty (60) days written notice to the other Party.

(d) Either Party may terminate this Agreement upon thirty (30) days written notice i) if the other Party breaches this Agreement and such breach remains uncured for such thirty (30) day period, or ii) if either the Duke Scientist or the Company Scientist is unable to complete the Research and the Parties are unable to agree upon a successor.

(e) Either Party may terminate this Agreement immediately if the other Party engages in fraud or illegal conduct during the performance of the Research.

(f) Upon termination for any reason:

(i) A Receiving Party, at the Disclosing Party's discretion, shall return or destroy all Materials and Confidential Information received from the Disclosing Party.

(ii) A Receiving Party may retain one (1) copy of the Disclosing Party's Confidential Information as a record of obligations under this Agreement and for legal and regulatory purposes.

(iii) In addition, any computer records or files containing such Confidential Information that have been created solely by the Receiving Party's automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party's standard archiving and back-up procedures, may be retained by the Receiving Party, but not for any other use or purpose.

(iv) The Institution will either destroy Modifications or remain bound by the terms of this Agreement as they apply to Modifications.

14. Nonperformance by either Party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers or any other reason where failure to perform is beyond the reasonable control of the non-performing Party. In such event the affected Party, as the case may be, shall promptly notify the other Party of such inability and of the period for which such inability is anticipated to continue. Without limiting the foregoing, the Party subject to such inability shall use reasonable efforts to minimize the duration of any force majeure event.

15. This Agreement is binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns. Neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Company may assign its rights or obligations under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets or of the Company's subject matter of this Agreement, without the prior written consent of Duke. Upon completion of such an event, Company will provide Duke with written notification disclosing the name and address of the third party that has assumed Company's rights and obligations under this Agreement.

16. Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after termination or expiration of this Agreement will survive the termination or expiration of this Agreement, as the case may be, and remain binding upon and for the benefit of the Parties hereto.

17. This Agreement and any attached Exhibit(s) represent the entire understanding between the Parties, and supersedes all agreements, express or implied, between the Parties as to its subject matter. Any alteration, modification, or amendment to this Agreement must be in writing and signed by an authorized office of both Parties.

18. This Agreement shall be governed by the laws of the State of North Carolina, without reference to its choice of law provisions. The Parties hereby submit to the jurisdiction of the courts of North Carolina in all matters concerning this Agreement.

AGREED:

DUKE UNIVERSITY	CELLULAR BIOMEDICINE GROUP, INC.
By: Cory Puryear, J.D. Sr. Agreements Admin Manager Duke University — Digitally signed by Cory T. Puryear, J.D. Date: 2020.10.12 15:37:40 -04'00'	By: [signature]
Name:	Name: Bizuo (Tony) Liu
Title:	Title: CEO
Date executed: ____________	Date executed: September 21, 2020

260105

EXHIBIT A

Description of Research

[Sent under Separate Cover]